Exhibit 2

Directors and Executive Officers of
Rapac as of May 1, 2016

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Yigal Berman (Israel)	Chairman of the Board of Directors	Chief Executive Officer of Inter-Gamma and director of companies in the Inter-Gamma group	4 Ha’alon Street Kfar Neter 40593, Israel
Tanhum Oren (Israel)*	Director	Director of companies in the Inter-Gamma group	4 Ha’alon Street Kfar Neter 40593, Israel
Amir Makov (Israel)	Director	Director of various companies	4 Ha’alon Street Kfar Neter 40593, Israel
Pnina Tamano Shata (Israel)	Director	Independent counsel	4 Ha’alon Street Kfar Neter 40593, Israel
Orly Felner-Hayardeny (Israel)	Director	Director of various companies	4 Ha’alon Street Kfar Neter 40593, Israel
Roni Oren (Israel)*	Chief Executive Officer	Chief Executive Officer of Rapac and director of companies in the Rapac group	4 Ha’alon Street Kfar Neter 40593, Israel
Haim Mazuz (Israel)	Chief Financial Officer	Chief Financial Officer of Rapac and director of companies in the Rapac group	4 Ha’alon Street Kfar Neter 40593, Israel

* Mr. Tanhum Oren is the father of Mr. Roni Oren.